Exhibit 8.1

[LETTERHEAD OF McKEE NELSON LLP]

June 26, 2007

SLC Student Loan Receivables I, Inc.

750 Washington Boulevard, 9th Floor

Stamford, Connecticut 06901

Re:

SLC Student Loan Trust 2007-1 Student Loan Asset-Backed Notes

Ladies and Gentlemen:

We have acted as counsel to The Student Loan Corporation and SLC Student Loan Receivables I, Inc. (the “Depositor”) in connection with the issuance by SLC Student Loan Trust 2007-1 (the “Trust”) of its Student Loan-Backed Notes, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class B and Class C (the “Notes”) pursuant to a prospectus dated June 1, 2007 (the “Base Prospectus”), as supplemented by a prospectus supplement dated June 20, 2007 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

A registration statement of the Depositor on Form S-3 relating to the Notes (File No. 333-141134) relating to the proposed offering from time to time in one or more series by one or more trusts of Student Loan-Backed Notes was filed with the Securities and Exchange Commission (the “Commission”) on March 8, 2007 pursuant to the Securities Act of 1933, as amended (the “1933 Act”), together with Amendment No. 1 thereto filed with the Commission on March 20, 2007, and as declared effective on March 22, 2007.  As set forth in the Prospectus, the Notes will be issued under and pursuant to the indenture, dated as of June 26, 2007, among the Trust, Citibank, N.A., as eligible lender trustee on behalf of the Trust, U.S. Bank National Association, as indenture trustee and Citibank, N.A., as indenture administrator.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the statements contained under the captions “Certain U.S. Federal Income Tax Considerations” in the Base Prospectus and “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement related to the treatment of the Notes, to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Certain U.S. Federal Income Tax Considerations” in the Base Prospectus and under the headings “Legal Matters” and “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus.

Very truly yours,

/s/ McKee Nelson LLP

McKEE NELSON LLP